Exhibit 99.1

DISNEY SAVINGS AND INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

DISNEY SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2007 and 2006	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2007	3

Notes to Financial Statements	4

Additional Information (included pursuant to Department of Labor’s Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2007	11

Schedule H, line 4a – Schedule of Delinquent Participant Contributions for the year ended December 31, 2007	12

Other schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

the Disney Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Disney Savings and Investment Plan (the “Plan”) at December 31, 2007 and 2006, and the changes in net assets available for benefits for the year ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As further described in Note 1, effective February 2, 2007, the ABC, Inc. Savings and Investment Plan was merged into the Plan.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 26, 2008

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2007	2006
Assets
Investments in Master Trust at fair value:
The Disney Common Stock Fund	$749,573	$438,926
Citadel Common Stock Fund	3,505	—
Fidelity Growth & Income Portfolio Fund	241,522	127,849
Fidelity Institutional Money Market Fund	235,573	66,251
Fidelity Cap Appreciation Fund	352,526	182,666
Fidelity Asset Manager Fund	87,018	13,629
Fidelity Diversified International Fund	261,989	124,679
Fidelity Freedom Income Fund	2,352	771
Fidelity Freedom 2000 Fund	699	906
Fidelity Freedom 2010 Fund	10,254	2,970
Fidelity Freedom 2020 Fund	14,967	4,196
Fidelity Freedom 2030 Fund	12,324	3,894
Fidelity Freedom 2040 Fund	11,081	3,638
Fidelity Freedom 2005 Fund	1,280	761
Fidelity Freedom 2015 Fund	16,819	7,156
Fidelity Freedom 2025 Fund	15,946	5,412
Fidelity Freedom 2035 Fund	8,938	2,619
Fidelity Freedom 2045 Fund	745	—
Fidelity Freedom 2050 Fund	1,522	—
Fidelity US Equity Index Pool	57,462	25,184
PIMCO Total Return Fund	140,217	73,283
Baron Growth Fund	70,944	32,411
Ariel Appreciation Fund	37,598	21,418
Sequoia Fund	245,723	123,861
Calamos Growth Fund	133,228	72,823
Vangard Mid-Cap Index Fund - Institutional Class	57,734	23,962
Royce Low Priced Stock Fund	39,876	20,770
Tamarack Enterprise I Fund	32,194	20,591
Participant loans	30,813	16,557

Total investments	2,874,422	1,417,183

Receivables:
Participant contributions	4	2
Employer contributions	1,882	836
Interest and dividend income	8,048	3,940

Total receivables	9,934	4,778

Net assets available for benefits	$2,884,356	$1,421,961

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended December 31, 2007
Additions to net assets attributed to:
Plan’s interest in Master Trust’s investment income:
Dividends	$195,217
Interest	2,138
Net depreciation in fair value of investments (Note 3)	(115,924)

81,431

Contributions:
Participant	175,196
Employer	38,166

213,362

Transfer of assets merged into Plan (Note 1)	1,378,581

Total additions	1,673,374

Deductions from net assets attributed to:
Benefits paid to participants	210,828
Administrative expenses (Note 5)	151

Total deductions	210,979

Net increase	1,462,395

Net assets available for benefits:
Beginning of year	1,421,961

End of year	$2,884,356

The accompanying notes are an integral part of these financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

1. Description of the Plan

General

The Walt Disney Company (the “Company”) adopted the Disney Salaried Savings and Investment Plan (the “Plan”) effective as of May 1, 1984. The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the “Code”), as amended. In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. This Plan is also an Employee Stock Ownership Plan (“ESOP”) that provides employees the opportunity to participate in the performance, both positive and negative, of common stock of The Walt Disney Company. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Effective February 2, 2007, the name of the Plan changed to Disney Savings and Investment Plan.

Mergers into the Plan

On September 22, 2006, the Committee approved the merger of the ABC, Inc. Savings & Investment Plan into the Plan. The merger was effective February 2, 2007, and total net assets transferred to the Plan were $1,378,580,910. The statement of changes in net assets available for benefits for the year ended December 31, 2007 reflects this asset transfer as of February 2, 2007, and includes income, contributions and benefit payments related to the ABC, Inc. Savings & Investment Plan from February 3, 2007 to December 31, 2007.

Administration of the Plan

The Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) administers the Plan, interprets its provisions and resolves all issues arising in the administration of the Plan.

The assets of the Plan are administered under a trust agreement between the Company and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration.

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

Participation

Participation in the Plan is available to all eligible domestic salaried employees of the Company and its subsidiaries participating in the Plan. Eligible employees age 18 or older may enroll and begin making contributions 90 days after their hire date. After one year of employment, Company matching contributions begin.

The Plan accepts direct cash rollovers from other qualified plans regardless of whether the employee has met the eligibility service requirement.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1. Description of the Plan (continued)

Contributions

Participants are permitted to contribute in whole percentages, up to 20 percent of the base compensation on a pre-tax basis, through weekly payroll deductions. A participant’s total pre-tax contributions and the Company’s matching contributions, in any plan year, cannot exceed the limits provided under Section 415 of the Code.

The Plan no longer accepts voluntary post-tax contributions.

The Company currently contributes as a matching amount the lesser of two percent of eligible compensation or 50 percent of employee contributions. The Company may change the level of matching contributions or cease making matching contributions. Participants may pre-elect investment of the Company’s matching contributions in any of the available Plan investment funds, or any combination of funds.

Income earned on participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

Vesting

Participants are fully vested immediately in all contributions, including the Company’s matching contributions, and all earnings thereon.

Investments

Participants may direct the investment of their individual contributions and any Company matching contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investments of their contributions or to transfer all or part of their account balances among the various investment funds in increments of one percent.

Benefits, Distributions and Withdrawals

A participant’s entire account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants’ account balances under $1,000 are automatically distributed, less 20 percent for federal tax withholding, within 60 days following the participant’s termination date (or on a future date at which the present value of the account balance should fall below $1,000), unless the participant elects to rollover the distribution into an IRA or another qualified plan. Participants with account balances of $1,000 or more may elect a distribution at any time following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

In-service withdrawals, up to 100 percent of the participant’s account, are available after reaching age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan. A participant may withdraw his or her post-tax contributions twice each Plan year. The minimum amount of each post-tax contribution withdrawal is $250.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

1. Description of the Plan (continued)

Loans

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of offset. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principle residence of the participant. The interest rate on loans is determined monthly based on the Prime rate plus one percent. Loan payments, including interest, are credited to the participants account.

Plan Amendment or Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time and from time to time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statement of Net Assets Available for Benefits and amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition

The Plan’s investments are all held in the Disney 401(k) Master Trust (the “Master Trust”). Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net unit value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Company stock fund is valued at the year end unit closing price (defined as the year end market price of common stock plus uninvested cash position). Participant loans are valued at their outstanding balances, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

2. Summary of Significant Accounting Policies (continued)

Net Appreciation/Depreciation in Fair Value of Investments

The Plan’s share of the Master Trust’s net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Payment of Benefits

Benefits are recorded when paid.

3. Investments

The following are investments within the Master Trust that represent 5 percent or more of the Plan’s net assets at December 31 (in thousands):

	2007	2006
The Disney Common Stock Fund	$749,573	$438,926
Fidelity Growth & Income Portfolio Fund	241,522	127,849
Fidelity Institutional Money Market Fund	235,573	*
Fidelity Cap Appreciation Fund	352,526	182,666
Fidelity Diversified International Fund	261,989	124,678
PIMCO Total Return Fund	*	73,283
Sequoia Fund	245,723	123,861
Calamos Growth Fund	*	72,823

*	This fund was under 5% of the Plan’s net assets for the year.

During 2007, the Plan’s investments within the Master Trust (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows (in thousands):

The Disney Common Stock Fund	$(44,384)
Citadel Common Stock Fund	(6,579)
Shares of registered investment companies	(67,089)
Shares of money market fund	—
Shares of common/collective trust fund	2,128

$(115,924)

4. Income Taxes

The Company has received a favorable determination letter from the Internal Revenue Service dated June 30, 2005, stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from income taxes under Section 501(a) of the Code. The Plan has subsequently been amended and the Company intends to file for a new determination letter in the future in accordance with the staggered remedial amendment period provisions of Revenue Procedure 2005-66. The Plan Administrator and the Plan’s legal counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

5. Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $151,313 for the year ended December 31, 2007. The Company also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Company paid $87,908 of administrative expenses on behalf of the Plan for the year ended December 31, 2007. Such transactions with the Company qualify for a statutory exemption. Participant loans are considered party-in-interest transactions, however they qualify for statutory exemption.

The Plan also offers the Disney Common Stock Fund investment option, which is designed primarily for investment in common stock of the Company. Transactions in this investment qualify as exempt party-in-interest transactions.

6. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500 (in thousands):

	December 31,
	2007	2006
Net assets available for benefits per the financial statements	$2,884,356	$1,421,961
Amounts allocated to withdrawing participants	—	(9)

Net assets available for benefits per Form 5500	$2,884,356	$1,421,952

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500 (in thousands):

For the Year Ended December 31, 2007
Benefits paid to participants per the financial statements	$210,828
Add: Amounts allocated to withdrawing participants at December 31, 2007	—
Less: Amounts allocated to withdrawing participants at December 31, 2006	(9)

Benefits paid to participants per Form 5500	$210,819

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2007 but not yet paid as of that date.

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7. Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Master Trust, which also includes the assets of the Disney Hourly Savings and Investment Plan, which is a defined contribution plan sponsored by the Company. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 97% and 50% at December 31, 2007 and 2006, respectively. The significant change in percentage is due to the merger of the ABC, Inc Savings & Investment plan into this Plan effective February 2, 2007. Investment income of the Master Trust for the year ended December 31, 2007 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust. For the year ended December 31, 2007 the Master Trust’s purchases and sales of The Walt Disney Company common stock were $164,804,460 and $216,785,347, respectively.

Investments held by the Master Trust are as follows (in thousands):

	December 31,
	2007	2006
Investments, at fair value:
The Disney Common Stock Fund	$766,862	$857,479
Citadel Common Stock Fund	3,580	—
Shares of registered investment companies	1,849,704	1,658,404
Shares of money market fund	242,277	222,598
Shares of common/collective trust fund	59,750	48,799

Total	$2,922,173	$2,787,280

The investment income of the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2007
Investment income:
Interest and dividends	$196,157
Net depreciation in fair value of investments	(117,662)

Total	$78,495

The net appreciation (depreciation), including net realized gains/losses, in the fair value of the investments held by the Master Trust is as follows (in thousands):

For the Year Ended December 31, 2007
Net appreciation (depreciation):
The Disney Common Stock Fund	$(45,189)
Citadel Common Stock Fund	(6,719)
Shares of registered investment companies	(67,985)
Shares of money market fund	—
Shares of common/collective trust fund	2,231

Total	$(117,662)

DISNEY SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(continued)

7. Investment in Disney 401(k) Master Trust (continued)

On June 12, 2007, the ABC Radio business was spun off from The Walt Disney Company and then merged with Citadel Broadcasting Corporation (“Citadel”). Under the terms of the merger agreement, each Disney stockholder received 0.0768 shares of Citadel common stock for each share of Disney common stock held as of June 6, 2007, the record date of the transaction. After the merger, the Citadel Common Stock Fund was added as a new investment fund to the Plan. The shares of Citadel common stock that were received by the Plan are included in the Citadel Common Stock Fund. Plan participants are not permitted to transfer any funds from other investment options or add any future payroll or Company matching contributions to the Citadel Common Stock Fund.

8. New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS 157 is effective for the Plan’s 2008 plan year. The Plan Administrator currently believes the adoption of SFAS 157 will not have a material impact on the financial statements.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2007

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of Investment, Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value	(e) Current Value
*	Participant loans	Loans mature between January 2008 and February 2018 with interest rates that range From 5.0% to 12.5%.	$30,813,314

*	A party-in-interest for which a statutory exemption exists.

DISNEY SAVINGS AND INVESTMENT PLAN

EIN: 95-4545390, Plan: 011

SCHEDULE H, LINE 4a

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$594	$594

Participant Loan Repayments Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$15,185	$15,185